Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 29, 2018, relating to our audits of the financial statements and financial highlights, which appear in the November 30, 2017 Annual Report to Shareholders of North Star Opportunity Fund, a separate series of the Northern Lights Fund Trust II, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Questions and Answers”, “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

August 7, 2018